Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of January 1, 2015 is entered into by and between Aceto Corporation, a New York corporation (the “Company”), and Salvatore Guccione (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by the Company pursuant to the terms of an employment agreement between the Executive and the Company dated as of the 29th day of February, 2012 (the “Original Employment Agreement”);

WHEREAS, in accordance with Section 2 of the Original Employment Agreement, the Employment Term (as defined in the Original Employment Agreement) will expire on December 31, 2014 (the “Original Employment Agreement Expiration Date”);

WHEREAS, the Company desires to continue to employ the Executive following the Expiration of the Original Employment Agreement Expiration Date, and the Executive desires to continue such employment following the Original Employment Agreement Expiration Date, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1.            EMPLOYMENT TERM.

(a)          The Original Employment Agreement shall expire, terminate and be deemed of no further force or effect as of 11:59 p.m. on the Original Employment Agreement Expiration Date. For the avoidance of doubt, it is understood and agreed that this Agreement constitutes a “new employment agreement” (as that term is used in Section 1(b) of the Original Employment Agreement) and, as such, the termination of the Original Employment Agreement shall not be deemed “a termination of the Executive by the Company other than for Cause under this Agreement as of the Conclusion of the Employment Term” (as such phrase is used in Section 1(b) of the Original Employment Agreement).

(b)          The term of the Executive’s employment under this Agreement shall commence as of January 1, 2015 (the “Effective Date”) and, subject to earlier termination of the Executive’s employment pursuant to Section 4 below or extension pursuant to Section 1(c) below, shall expire on December 31, 2017 (the “Employment Term”).

(c)          Between August 1, 2017 and November 30, 2017 the Company and the Executive shall meet and enter into good faith discussions regarding (i) an extension of the Employment Term under this Agreement, (ii) a new employment agreement, or (iii) the Executive’s continued employment by the Company beyond the Employment Term as an at-will employee.  In the event such discussions do not result in an agreement with respect to continued employment after the conclusion of the Employment Term, either party may terminate the Executive’s employment with the Company at the conclusion of the Employment Term upon delivery of a Notice of Termination to the other party prior to December 1, 2017 and such termination shall be deemed a termination of the Executive by the Company other than for Cause under this Agreement as of the Conclusion of the Employment Term.

(d)         Unless the parties enter into a new employment agreement pursuant to Section 1(c) above, if the Executive remains employed by the Company following the expiration of the Employment Term, it is hereby agreed and acknowledged that, from and after the expiration of the Employment Term, the Executive will be an at-will employee of the Company with all benefits, duties and responsibilities currently in effect and nothing herein shall entitle the Executive to continued employment with the Company.

2.            TERMS OF EMPLOYMENT.

(a)         Positions and Location.  At the commencement of the Employment Term, the Executive shall hold the titles of President and Chief Executive Officer of the Company.  The Executive’s services shall be performed principally at the Company’s headquarters.  However, from time to time, the Executive may be required by his job responsibilities to travel on Company business, and the Executive agrees to do so.  The Executive shall not be required to relocate from the Port Washington, New York area unless the Company relocates its corporate headquarters, in which event the Executive may be required (subject to the terms and conditions of, and the Executive’s rights under, any other agreement between the Company and the Executive then in effect regarding the relocation of the Executive, including without limitation any change in control or similar agreement then in effect) to relocate to such location.

(b)         Duties and Responsibilities.  During the Employment Term, the Executive shall have such duties and responsibilities, commensurate with his positions, as are assigned by the Board of Directors of the Company from time to time and the Executive shall devote substantially all of his business time, ability, energies and attention to the performance of such duties and responsibilities.  The Executive’s employment under this Agreement shall be the Executive’s exclusive employment during the Employment Term.  The Executive may not engage, directly or indirectly, in any other business, investment or other activity that interferes with the Executive’s performance of the Executive’s duties and responsibilities hereunder, is contrary to the interest of the Company or any of its subsidiaries, or requires any significant portion of the Executive’s business time.  The foregoing notwithstanding, the parties recognize and agree that the Executive may manage his passive personal investments and engage in civic, charitable or religious activities that (in either case) do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties and responsibilities hereunder. Other than the Company or its subsidiaries during the Employment Term, the Executive may serve on one other board of directors of either a public or private company that does not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties and responsibilities hereunder. The Executive will seek prior written approval of the Board of Directors of the Company (the “Board”) for any such Board service, such consent shall not be unreasonably withheld. The Executive shall be permitted to retain any compensation received for approved service on any unaffiliated entity’s board of directors.

(c)         Other Positions.  If requested by the Company, during the Employment Term, the Executive shall serve as a director, officer or employee of any subsidiary of the Company for no additional compensation.

(d)         Compliance with Company Policies.  At all times during the Employment Term, the Executive shall be in conformance and comply with all material Company policies, rules and regulations governing benefits and the conduct of its employees, now in effect, or as subsequently adopted or amended, including, but not limited to, the Company’s Code of Business Conduct and Ethics.

3.            COMPENSATION AND BENEFITS.

(a)          Base Salary.  The Executive’s initial base salary during the Employment Term shall be at the rate of Five Hundred Eighty-Four Thousand Eight Hundred Ninety and 63/100 Dollars ($584,890.63) per annum, which base salary may be adjusted (but not decreased) annually at the discretion of the Compensation Committee (the “Committee”) of the Board (such base salary, as may be adjusted in accordance herewith, the “Base Salary”).  The Base Salary will be payable in substantially equal installments in accordance with the Company’s normal payroll practices as in effect from time to time.  The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan or program in which the Executive participates.

(b)          Annual Performance Award.  During the Employment Term, the Executive shall be eligible to participate in the Company’s annual performance award program for senior executives as in effect from time to time.  The Executive’s target performance award shall not be less than sixty percent (60%) of Base Salary.  The amount of the performance award for each fiscal year, if any, shall be based on Company performance and individual performance for the relevant year, as determined by the Board or the Committee, in its sole discretion.  The performance award shall be payable in accordance with the terms of the Company’s performance award program in effect from time to time.

(c)          Expenses.  During the Employment Term, the Executive shall be entitled to receive reimbursement or seek direct payment to vendors for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company in effect from time to time.  The Executive shall furnish to the Company documentary evidence of such expenses in the form required to comply with the Company’s policies and applicable tax laws for the substantiation of such expenses.

(d)          Paid Time Off.  During the Employment Term, the Executive shall be entitled to paid vacation holidays, personal days and sick leave in accordance with the policies, programs and practices of the Company in effect from time to time.

(e)          Car Allowance.  During the Employment Term, the Company shall provide the Executive with the use of a Company automobile in accordance with the Company’s then current automobile policy.

(f)           Other Benefits.  During the Employment Term, the Executive shall be eligible to receive the employee benefits generally provided by the Company to its other senior executives, including (upon satisfying applicable eligibility requirements) participation in the Company’s supplemental executive retirement plan and health insurance, life insurance, and flexible spending plans.  Nothing provided for herein shall limit the Company’s right to amend, modify or terminate any of its employee benefit plans or programs at any time.

4.            TERMINATION OF EMPLOYMENT.

(a)          Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Term, the Company may terminate the Executive’s employment for Disability upon Notice of Termination to the Executive.  In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth day after receipt by the Executive of such notice (“Disability Effective Date”).  For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental illness, injury or incapacity, to substantially perform his duties and responsibilities hereunder, with any legally required reasonable accommodation, for a total of ninety (90) consecutive days or for a total of six (6) months (whether or not consecutive) within any twelve (12) consecutive months.

(b)          By the Company for Cause.  The Company may terminate the Executive’s employment at any time during the Employment Term for Cause upon Notice of Termination to the Executive.  For purposes of this Agreement, “Cause” shall mean and be limited to: (i) the conviction of the Executive for committing an act of fraud, embezzlement, theft or other act constituting a felony, or the guilty or nolo contendere plea of the Executive to such a felony; (ii) fraud, embezzlement, theft or other misappropriation by the Executive of funds or property of the Company or any of its subsidiaries; (iii) material neglect, or refusal by the Executive to discharge, perform or observe the Executive’s job duties and responsibilities, provided the Executive has been given written notice of such neglect or refusal, and has not cured such neglect or refusal within ten (10) business days thereafter; or (iv) material breach of the Executive’s obligations under this Agreement, including (without limitation) any of the covenants set forth in Section 6 of this Agreement.

(c)          By the Company other than for Cause.  The Company may terminate the Executive’s employment other than for Cause at any time during the Employment Term upon thirty (30) days’ Notice of Termination to the Executive.

(d)          By the Executive for Good Reason.  The Executive may terminate his employment for Good Reason at any time during the Employment Term upon delivery of a Notice of Termination to the Company.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent: (i) the material diminution of the Executive’s CEO duties, responsibilities and authorities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities (excluding for this purpose an isolated and insubstantial action not taken in bad faith) or (ii) any material failure by the Company to comply with any of its obligations under this Agreement or make any payment owed hereunder to the Executive when due.  Notwithstanding the foregoing, (1) the Executive is required to provide notice of any such condition to the Company within forty-five (45) days after the Executive becomes aware of a condition that gives the Executive the right to terminate his employment with the Company for Good Reason, and the Company will then have thirty (30) days to cure and/or remedy such condition, prior to the existence of such condition being deemed to be “Good Reason,” and (2) the Executive’s termination for Good Reason must occur within one hundred eighty (180) days after the Executive becomes aware of a condition that gives the Executive the right to terminate his employment with the Company for Good Reason.

(e)          By the Executive other than for Good Reason.  The Executive may terminate his employment other than for Good Reason at any time during the Employment Term upon ninety (90) days’ Notice of Termination to the Company (which notice period may be waived by the Company in writing).

(f)           Termination following a Change in Control.  As set forth in the Change In Control Agreement dated as of July 2, 2012 between the Company and the Executive and Amendment No. 1 to the Change in Control Agreement dated December 26, 2013 (collectively, the “CIC Agreement”), following the occurrence of a Change in Control that occurs during the Employment Term (i) if the Executive is terminated by the Company other than for Cause (as defined above) on or before the second anniversary of such Change in Control, or (ii) the Executive terminates his employment for Good Reason (as defined above) on or before the second anniversary of such Change in Control, the provisions of the CIC Agreement shall govern in respect of the subject matters thereof. In the event of any conflict between terms or provisions of this Agreement and the CIC Agreement, the terms and provisions of this Agreement shall apply. A copy of the CIC Agreement is attached hereto as Appendix A.

(g)          Notice of Termination.  Any termination by the Company or by the Executive (except because of his death) of the Executive’s employment shall be communicated by a Notice of Termination to the other party hereto given in accordance with this Agreement. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.  For purposes of this Agreement, “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date.

(h)          Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination or the last date of Executive’s employment with the Company, whichever is later; provided, that if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5.            EFFECT OF TERMINATION.

(a)          By the Company other than for Cause or by the Executive for Good Reason.

   i.         If the Company shall terminate the Executive’s employment other than for Cause pursuant to Section 4(c) above (or is deemed to terminate the Executive’s employment other than for Cause pursuant to Section 1(c) above) or the Executive shall terminate his employment pursuant to Section 1(c) or for Good Reason pursuant to Section 4(d) above, in full discharge of all of the Company’s obligations to the Executive (or his beneficiaries or estate, as the case may be):

   1.         The Company shall pay to the Executive within thirty (30) days of the Date of Termination (or on such earlier date as is required by applicable law), (a) any accrued but unpaid Base Salary, (b) any earned but unpaid annual performance award for the prior fiscal year, (c) any accrued but unused vacation pay, and (d) any unreimbursed business expenses properly incurred by the Executive prior to the Date of Termination (collectively, the “Accrued Obligations”).

   2.         Additionally the Company shall (a) continue to pay the Executive for twenty-four (24) months in accordance with payroll practices in effect at that time  the Executive’s Base Salary, at the rate then in effect, following the Date of Termination (the “Severance Period”) (b) make a lump sum cash payment to the Executive which will be based upon and equal to the past two years earned “Performance Award” and (c) accelerate the vesting to the date of termination on all outstanding unvested Stock Options, Restricted Stock Units and Restricted Stock Awards the company had previously granted as part of the severance package and which will be subject to the exercise provisions in the Corporate Trading Policy.  The payments and acceleration set forth in this Section 5(a)(i)(2) shall collectively be referred to in this Agreement as “Severance.”

  3.         The payment obligations of the Company in this Section 5 are conditioned and subject to  the Executive signing a timely and effective release of claims in form and substance reasonably acceptable to both the Company and Executive (which the Company shall deliver to the Executive not more than seven (7) days after the Date of Termination) under which the Executive releases and discharges the Company, and its subsidiaries and affiliates and each of their current and former officers, directors, employees and agents from any claims and causes of action of any kind, including, but not limited to, claims and causes of actions arising out of the Executive’s employment or termination of employment and which also includes a mutual non-disparagement covenant (the “Release”).  Subject to Section 5(a)(ii), (iii) and (iv) below and Section 7(g) below, if the Executive is entitled to receive payment under Section 5(a)(2)(a) of this Agreement, it will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, with the  first payment  made on the Company’s next regular payday for its executives following the expiration of sixty (60) day period following the Date of Termination (which first payment shall be retroactive to the Date of Termination), but only if the Release, signed by the Executive, has been received by the Company not more than forty-five (45) days after the Date of Termination and become effective and non-revocable on or before the expiration of that sixty (60) day period.  If the Executive fails to execute and deliver the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes the Executive’s acceptance of the Release following its execution, the Executive shall not be entitled to the Severance.  For clarification purposes, the Executive shall remain entitled to Severance after the Employment Term if (A) the Company terminates the Executive’s employment other than for Cause, (B) the Executive terminates his employment for Good Reason, or (C) employment terminates pursuant to Section 1(c).  For purposes of this Section 5(a)(i)(3), the definitions of Cause and Good Reason set forth in Section 4 shall be incorporated into this Section 5 by reference and pursuant to Section 7 such definitions incorporated by reference shall survive any termination of this Agreement.

  4.         To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive (or his beneficiaries or estate, as the case may be) any other amounts or benefits required to be paid or provided or which the Executive (or his beneficiaries or estate, as the case may be) is eligible to receive under any employee benefit plan, program or policy of the Company (other than the Company severance policy, in which the Executive is not eligible to participate) through the Date of Termination or as a result of the termination of the Executive’s employment (the “Other Benefits”), such Other Benefits to be paid or provided in accordance with the terms of the applicable plan, program or policy in effect from time to time.

      ii.         The Executive shall not be required to mitigate any payment provided for or made pursuant to this Agreement by seeking or accepting employment during the Severance Period.

              iii.        Notwithstanding anything herein to the contrary, the Company shall have no obligation to pay the Severance to the Executive in the event that the Executive materially breached any of the covenants set forth in Section 6 of this Agreement relating to confidentiality, non-competition, non-solicitation, non-disparagement or proprietary rights; provided that Executive shall have the right to seek a judicial determination as to whether such a material breach has occurred.

       iv.        If the Executive is financially indebted to the Company or any of its subsidiaries or affiliates on the Date of Termination, then (subject to applicable law) the Severance may, in the Company’s determination, be reduced, dollar-for-dollar, by such indebtedness (together with all accrued interest thereon) in repayment thereof.

(b)      Death or Disability.  If the Executive’s employment is terminated as a result of the Executive’s death or Disability pursuant to Section 4(a) above, the Company will pay or provide to the Executive (or his beneficiaries or estate, as the case may be) Severance, any Accrued Obligations and the Other Benefits in full discharge of all of the Company’s obligations to the Executive (or his beneficiaries or estate, as the case may be), in each case to the extent theretofore unpaid. Notwithstanding any other provisions in this Agreement any unpaid or Accrued Obligations and Severance shall be paid to the Executive (or his beneficiaries or estate, as the case may be) within thirty (30) days of the Death or date of certified Disability. The Company at its discretion may choose to take a life insurance or Disability insurance policy on the executive with the Company as beneficiary and the executive will cooperate fully in that pursuit.

                (c)          By the Company for Cause or by the Executive other than for Good Reason. If the Company terminates the Executive’s employment for Cause pursuant to Section 4(b) above or the Executive terminates his employment other than for Good Reason pursuant to Section 4(e) above, the Company will pay or provide to the Executive, in full discharge of all of the Company’s obligations to the Executive (or his beneficiaries or estate, as the case may be), only the Accrued Obligations and the Other Benefits, in each case to the extent theretofore unpaid.  The Accrued Obligations shall be paid to the Executive (or his beneficiaries or estate, as the case may be) within thirty (30) days of the Date of Termination (or on such earlier date as is required by applicable law).   For the avoidance of doubt, this Section 5(c) shall not apply in the event the Company is deemed to terminate the Executive’s employment other than for Cause pursuant to Section 1(c) above.

(d)          Exclusive Remedy.  Upon execution and delivery of the Release, the provisions of this Section 5 shall constitute the Executive’s sole and exclusive remedy for the termination of his employment with the Company.  Without limiting the foregoing, the Executive hereby acknowledges that he is not eligible for any payments or benefits under the Company’s severance policy.

(e)          Removal from all Positions.  If the Executive’s employment is terminated for any reason, he shall be deemed to resign as of the Date of Termination from any and all positions he holds with the Company and each of its subsidiaries and affiliates, including, but not limited to, from his positions as an officer of the Company and as a member of the Board.

6.            COVENANTS:

The Executive acknowledges that the Executive’s employment hereunder will provide the Executive with access on a continual basis to confidential and proprietary information concerning the Company and its subsidiaries and affiliates (collectively, “Aceto”), which is not readily available to the public and that the Company would not enter into this Agreement but for the covenants (the “Restrictive Covenants”) contained in this Section 6.

(a)          Confidential Information.  “Confidential Information” means any information concerning or referring in any way to the business of Aceto disclosed to or acquired by the Executive through or as a consequence of the Executive’s employment with the Company.  For purposes of this Agreement, Confidential Information consists of information proprietary to Aceto which is not generally known to the public and which in the ordinary course of business is maintained by Aceto as confidential.  By way of example and without limitation, Confidential Information consists of computer software, trade secrets, patents, inventions, copyrights, techniques, designs, and other technical information in any way concerning or referring to scientific, technical or mechanical aspects of Aceto’s products, concepts, processes, machines, engineering, research and development.  Confidential Information also includes, without limitation, information in any way concerning or referring to Aceto’s business methods, business plans, business acquisition and disposition plans, forecasts and projections, operations, organizational structure, finances, customers, funding, pricing, costing, marketing, purchasing, merchandising, sales, products, product information, suppliers, customers, employees or their compensation, data processing, software and all other information designated by Aceto as “confidential.”  Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by (x) the Executive or (y) any other person bound by a duty of confidentiality or similar duty owed to Aceto.

(b)          Duty of Confidentiality.  The Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with or related to the Executive to disclose or use), either during or after the Employment Term, any Confidential Information belonging to Aceto, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform authorized services on behalf of Aceto.  In this regard, the Executive is expressly permitted to release confidential information to governmental agencies or pursuant to any judicial process if counsel to Aceto reasonably determines that it is in the best interest of Aceto or if Executive is so required by a governmental agency or judicial process; provided that prior to such disclosure the Executive shall inform the Company of the contemplated disclosure and will assist the Company at the Company’s expense in seeking to obtain confidential treatment of such disclosed Confidential Information.  Upon termination of the Executive’s employment, or at the request of Aceto prior to his termination, the Executive shall deliver forthwith to Aceto all original Confidential Information (and all copies thereof) in the Executive’s possession or control belonging to Aceto and all tangible items embodying or containing Confidential Information.

(c)          Documents, Records, Etc.  All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by Aceto or are produced by the Executive in connection with the Executive’s services will be and remain the sole property of Aceto.  The Executive will return to Aceto all such materials and property promptly upon the termination of the Executive’s employment or sooner if requested by Aceto.

(d)          Assignment of Rights.  The Executive shall make full and prompt disclosure to the Company of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, “Inventions”) made by the Executive as a result or product of his employment relationship with the Company.  The Executive hereby assigns to the Company without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised.  To the extent that any work created by the Executive during the Employment Term can be a work for hire pursuant to applicable law, the parties deem such work a work for hire and the Company shall be considered the author thereof.  The Executive shall, at the request of the Company, without additional compensation from time to time execute, acknowledge and deliver to the Company such instruments and documents as the Company may require to perfect, transfer and vest in the Company the entire right, title and interest in and to such inventions.  In the event that the Executive does not timely perform such obligations, the Executive hereby makes the Company and its officers his attorney-in-fact and gives them the power of attorney to perform such obligations and to execute such documents on the Executive’s behalf.  The Executive shall cooperate with the Company upon the Company’s request and at the Company’s cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

(e)          Non-Competition.  In consideration for the Base Salary and other payments and consideration to be provided to the Executive pursuant to this Agreement, during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, loan money to, permit his name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of or is in the same or substantially similar line of business as a substantial portion of the Company’s business or of the business of any subsidiary of the Company (collectively, a “Competitor”).  Notwithstanding the forgoing, nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor (whether or not such company is publicly traded), so long as he has no active participation in the business of such “Competitor” that is directly in competition with the Rising subsidiary of Aceto Corporation. Nothing herein however shall prevent Executive from being employed or engaged at a company or firm that owns, houses, or otherwise manages a subsidiary, division, segment, that is a Competitor, provided that the executive does not actively participate in the portion of that business that is the Competitor. For purposes hereof, the term “Restricted Period” means the period commencing with the Effective Date of separation and ending, in accordance with this Section 6, on the date which is two (2) years after the Date of Termination, other than in the case of the Executive or third party having “triggered” the provisions of an existing Change in Control agreement between the Executive and the company.

(f)           Non-Solicitation.  During the Restricted Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at or providing services to the Company or any subsidiary of the Company to cease working at the Company or any such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary of the Company and anyone working at or providing services to the Company or any such subsidiary except in the proper exercise of the Executive’s authority or (ii) in any way interfere with the relationship between the Company or any subsidiary of the Company, on the one hand, and any customer, supplier, licensee or other business relation of the Company or any subsidiary of the Company, on the other hand.

(g)          Scope.  If, at the time of enforcement of this Section 6, a court of competent jurisdiction shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the stated duration, scope, area or other restrictions shall be reduced to the maximum duration, scope, area or other restrictions permitted under such circumstances.

(h)          Tolling of Restricted Period.  The Restricted Period shall be extended for an amount of time equal to the time period during which a court of competent jurisdiction determines that the Executive was in violation of any provision of Section 6(e) or (f) and shall continue (but shall not be extended (other than pursuant to this Section 6(h)) through any action, suit or proceedings arising out of or relating to Section 6(e) or (f).

(i)           No Defense.  The existence or assertion of any claim of or by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 6.

(j)           Reasonableness; Injunction.  The Executive acknowledges and agrees that (i) the Executive has had an opportunity to seek advice of counsel in connection with this Agreement, (ii) the Restrictive Covenants are reasonable in scope and in all other respects, (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company, (iv) money damages would be an inadequate remedy at law for the Company in the event of a breach of any of the Restrictive Covenants by the Executive, and (v) specific performance in the form of injunctive relief would be an adequate remedy for the Company.  If the Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to seek an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

7.            GENERAL PROVISIONS:

(a)          Expenses.  The Company and the Executive shall bear their own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

(b)          Entire Agreement.  Effective as of January 1, 2015, this Agreement and the CIC Agreement then in effect contain a complete statement of all of the terms of the arrangements between the Executive and the Company with respect to the Executive’s employment by the Company and supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the subject matter hereof including, without limitation any previous Employment Agreement between the parties.   Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein.  No subsequent agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

(c)          Survival.  The provisions of Sections 5, 6 and 7 of this Agreement which by their terms imply continuation beyond the end of the Employment Term shall survive notwithstanding any termination or expiration of the Employment Term.

(d)          No Other Contracts.  The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance of the Executive’s obligations hereunder, shall constitute a default under or a breach of any other agreement or contract to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance of the Executive’s duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any of its affiliates based upon any other contract, or agreement to which the Executive is a party or by which the Executive is bound.  The Executive shall indemnify the Company and hold it harmless against any and all claims that execution and delivery of this Agreement by the Executive or Executive’s performance of his obligations hereunder constitutes a default under or a breach of any other agreement or contract to which the Executive is a party or by which the Executive is bound.

(e)          Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested).  Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed notice, upon transmission of the fax, in the case of a courier service, upon the next business day, after dispatch of the notice or communication.  Any such notice or communication shall be addressed as follows:

   If to the Company to:

Aceto Corporation
4 Tri Harbor Court
Port Washington, New York 11050
Telephone:  516.627.6000
Facsimile:  516.478.9814
Attn: General Counsel

   If to the Executive, to him at the offices of the Company with a copy to him at his home address, set forth in the records of the Company.

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

(f)           Governing Law; Jurisdiction. Any and all actions or controversies arising out of this Agreement, the Executive’s employment by the Company or the termination thereof, including, without limitation, breach of contract and tort claims, shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.  Any and all actions arising out of this Agreement or the Executive’s employment by Company or the termination thereof shall be brought and heard in the state and federal courts located in Nassau County, New York and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.  THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

(g)          Compliance with Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Code and this Agreement shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  Any terms of this Agreement that are undefined or ambiguous shall be interpreted in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A.  If for any reason, such as imprecision in drafting, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted in a manner consistent with such intent.  Notwithstanding anything herein to the contrary, (i) if, on the Date of Termination, the Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is the first business day of the seventh month following the Date of Termination (or the earliest date as is permitted under Code Section 409A), and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that preserves the economic benefit and original intent thereof but does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section in order to prevent any accelerated tax or additional tax under Code Section 409A, then such payments shall be paid at the time specified under this Section without any interest thereon. Notwithstanding anything to the contrary herein, to the extent required by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean separation from service.  Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Code Section 409A (1) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (2) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (3) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(h)          Waiver.  Either party may waive compliance by the other party with any provision of this Agreement.  The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing.

(i)           Separability.  If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

(j)           Counterparts.  This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart.  Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

(k)          Advice of Counsel.  Both parties hereto acknowledge that they have had the opportunity to seek  advice of counsel before entering into this Agreement, have fully read the Agreement and understand the meaning and import of all the terms hereof.

(l)           Assignment.  The Executive may not assign any of his rights or delegate any of his duties under this Agreement.  This Agreement shall inure to the benefit of the Company and its successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACETO CORPORATION

By:	/s/ Albert L. Eilender
Albert L. Eilender
Chairman

/s/ Salvatore Guccione
Salvatore Guccione
President & Chief Executive Officer